Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE
For Further Information, Contact:
John J. Millerick
Senior Vice President & CFO
(978) 326-4000

Paul M. Roberts
Director of Communications
(978) 326-4213
proberts@analogic.com

Analogic Corporation Announces Revenues and Earnings for Its

Fourth Quarter and Fiscal Year Ended July 31, 2006

PEABODY, MA (September 26, 2006) – Analogic Corporation (NASDAQ: ALOG), a leading designer and manufacturer of high-precision health and security imaging equipment, today announced revenues and earnings for its fourth quarter and twelve-month period ended July 31, 2006.

Revenues from continuing operations for the fourth quarter ended July 31, 2006, were $83,718,000, compared with the prior year’s fourth-quarter revenues from continuing operations of $90,657,000, a decrease of $6,939,000, or 7.7%. The net loss from continuing operations for the quarter ended July 31, 2006, was $8,070,000, or a loss of $0.59 per diluted share, compared with net income from continuing operations of $6,238,000, or $0.44 per diluted share, for the prior year’s fourth quarter. During the quarter ended July 31, 2006, the Company recorded restructuring and asset impairment charges totaling $12,085,000 related to a $7,730,000 writedown of capitalized software and inventory on hand in excess of estimated future requirements related to a medical Computed Tomography (CT) development program, a $3,850,000 writedown related to the Company’s decision to discontinue the development of a medical CT workstation, and asset impairment and restructuring charges of $505,000 related to the fiscal 2006 closure of the Company’s SKY Computers subsidiary.

Net loss attributable to discontinued operations and net loss from disposal of discontinued operations for the three months ended July 31, 2006, was $453,000, or a loss of $0.04 per diluted share. This compares to a net loss from discontinued operations of $1,951,000, or a loss of $0.13 per diluted share, for the prior year.

Net loss for the fourth quarter ended July 31, 2006, was $8,523,000, or a loss of $0.63 per diluted share, compared with a net income of $4,287,000, or $0.31 per diluted share, for the prior year’s fourth quarter.

Revenues for the twelve months ended July 31, 2006, were $351,445,000, compared with the prior year’s revenues of $326,479,000, an increase of $24,966,000 or 7.6%. Net income from continuing operations for the twelve-month period was $4,600,000, or $0.33 per diluted share, compared with $34,659,000, or $2.54 per diluted share, for the same period a year ago, a decrease of $30,059,000.

During the twelve-month period ended July 31, 2006, the Company recorded asset impairment charges of $14,876,000 related to a $7,730,000 writedown of capitalized software and inventory on hand in excess of future estimated requirements related to a medical CT development program, a $3,850,000 writedown related to the Company’s decision to discontinue the development of a medical CT workstation, $2,805,000 related to the closure of SKY Computers, Inc., and $491,000 related to the writedown of certain assets to their net realizable value.

During the year ended July 31, 2006, the Company realized a net gain of $20,207,000, or $1.46 per diluted share, from the sale of its Camtronics Medical Systems subsidiary to Emageon, Inc. of Birmingham, Alabama, on November 1, 2005. As a result of the sale, the Company classified the Camtronics business as a discontinued operation and recast its financial statements accordingly to represent the operation as discontinued. During the prior fiscal year, the Company recorded a pre-tax gain of $43,829,000 from the sale of its 14.6% equity interest in Cedara Software Corporation of Mississauga, Ontario, Canada.

Net income attributable to discontinued operations, the cumulative effect of a change in accounting principle, and the gain on disposal of discontinued operations for the twelve months ended July 31, 2006, was $20,466,000, or $1.48 per diluted share. This compares to a net loss from discontinued operations of $5,797,000, or a loss of $0.42 per diluted share, for the prior year.

Net income for the twelve months ended July 31, 2006, was $25,066,000, or $1.81 per diluted share, compared with a net income of $28,862,000, or $2.12 per diluted share, for the same period a year earlier.

Comments on the Medical Imaging Business

John Wood, Analogic President and CEO, said, “Fourth-quarter sales of ultrasound systems and subsystems were up significantly from a year ago, as were sales of digital radiography subsystems, but overall results for the quarter were not satisfactory. High-performance CT subsystem revenues were at about the same level as a year earlier, and sales of Magnetic Resonance Imaging (MRI) subsystems were down slightly. Results for Anrad, our digital radiography detector subsidiary, improved from a year ago and from the sequential third quarter, but still did not meet our expectations. ANEXA, our subsidiary that markets digital radiography systems directly to end users in niche markets, also fell short of our expectations for the quarter.

“A technology leader in the radiation therapy market, which has been a major Original Equipment Manufacturer (OEM) customer for several years, has extended its relationship with Analogic by recently awarding the Company a $17 million, one-year supply and manufacturing contract to provide CT Data Acquisition Systems (DASs) and detectors, as well as mechanical and other assemblies, designed to provide advanced imaging functionality for an Intensity Modulated Radiation Therapy (IMRT) device.

“Despite the fourth-quarter writedowns and the slower-than-expected growth of our digital radiography subsystems and systems businesses, we expect the considerable progress we made this year in medical imaging, highlighted by CT DASs and ultrasound transducers, to continue in fiscal 2007,” Wood said. “We have completed prototype development of PowerLink, an innovative brushless power transmission and optical data link system (patent pending) for CT, which we are employing on the XLB1100 security scanner. We are in proof-of-concept stage for a complete power chain, including brushless transmission, for medical CT.

“Our B-K Medical subsidiary launched the new Pro Focus line of advanced ultrasound scanners and new transducers, which have been well received by the market. We also began shipping LIFEGARD® II patient monitors, which measure a number of parameters such as cardiac output and end-tidal CO2 non-invasively.

Comments on the Security Imaging Business

“Opportunities continue to multiply on the security side of our business,” Wood said. “The events of the past two months have focused increased attention on aviation security and on the technological advances that Analogic is bringing to improved security for checked luggage and the checkpoint. We have made considerable progress in security technology and now look to translate that into commercial success for a number of markets.

“As expected, fourth-quarter sales of security imaging systems were down substantially from a year ago, reflecting the completion of a major order in the quarter,” said Wood. “A number of EXplosive Assessment Computed Tomography (EXACT™) systems originally scheduled for delivery this quarter had been shipped earlier in the fiscal year per the customer’s request. As previously announced, this reduced our backlog for the third and fourth quarters. We shipped 11 EXACT units in the fourth quarter, down from 36 systems in the prior fourth quarter, as we awaited a new order for EXACT systems from our OEM customer.

“As we announced separately today, we recently received from L-3 Communications’ (NYSE: LLL) subsidiary, L-3 Communications Security and Detection Systems, Inc., an order for the Company’s EXACT systems. Under the terms of the order, Analogic will ship units valued at a minimum of $31,000,000 and a maximum $36,000,000 beginning in October 2006 and continuing through January 2008,” Wood said. “We expect to convert many of these units into upgraded AN6400 EXACT systems after our AN6400 completes the U.S. Transportation Security Administration’s (TSA) Operational Unit Evaluation (OUE). We also announced today that the OUE process is moving forward. The Company has received an order from L-3 Communications Security and Detection Systems, Inc., to install four AN6400 EXACT System upgrade kits at John Wayne Airport in Orange County, California, as part of the OUE. With their state-of-the-art workstation and networking capability, these upgraded EXACT systems will demonstrate Analogic’s latest advances in improved detection and higher baggage throughput.

“The Company is continuing development work on three other major security system programs,” Wood said. “One of these programs, the COBRA™, is an advanced checkpoint explosives and weapons threat detection system. A new COBRA prototype recently completed gathering data on thousands of carry-on items at Boston’s Logan International Airport. COBRA has attracted international attention in light of the recently foiled British terrorist plot, and is scheduled for submission to the TSA for certification early next year. We have just received a $3.8 million order for five COBRA systems from the TSA. The Company will install these units and provide service at several airports beginning in early 2007. This is an important step forward for Analogic.

“The Company is also developing the KING COBRA, a system designed to scan checked luggage at small to mid-sized airports, which is scheduled to be submitted for certification next spring,” said Wood. “A new generation of high-speed Explosives Detection Systems (EDSs), the XLB1100, is also in development. With a one-meter bore and a scanning rate of up to 1,100 bags per hour, the XLB should be submitted to the TSA for certification by next summer. The COBRA, KING COBRA, and XLB1100 have all been developed with partial funding from the TSA.

“Looking forward, we plan to continue the strategic evaluation of our business structure, focusing our resources on opportunities with the greatest potential for sustainable growth and profitability. Building on our proven ability to deliver engineering excellence and innovative products, we believe that Analogic is creating a strong foundation for long-term success as The World Resource for Health and Security Technology,” Wood concluded.

Conference Call

Analogic will conduct an investor conference call on Tuesday, September 26, at 11:00 a.m. ET to discuss the fourth-quarter and fiscal-year 2006 results and recent developments. To participate in the conference call dial 1-888-823-6992 approximately five to ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference. You will then be asked for your name, organization, and telephone number and be connected to the conference. To listen to the live audio webcast, visit www.analogic.com approximately five to ten minutes before the conference is scheduled to begin.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through Tuesday, October 17, 2006.

A telephone digital replay will be available approximately two hours after the call is completed through midnight (ET) Tuesday, October 3, 2006. To access the digital replay, dial 1-877-919-4059. The conference ID number is 47454474. For more information on the conference call, visit www.analogic.com, call 978-326-4213, or email proberts@analogic.com.

About Analogic

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems sold primarily to Original Equipment Manufacturers (OEMs). The Company is recognized worldwide for advancing the state of the art in Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), and Patient Monitoring.

Forward-Looking Statements
Any statements in this press release about future expectations, plans, and prospects for the Company, including statements about orders for the Company’s products, statements about shipments and installation of the Company’s products, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to technology development and commercialization, risks in product development, limited demand for the Company’s products, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, and other factors discussed in our most recent quarterly report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of September 26, 2006. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to September 26, 2006.

Consolidated Statements of Operations (in thousands, except share data)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
	2006	2005	2006	2005

Net Revenue:
Products	$76,131	$82,391	$323,486	$298,157
Engineering	4,513	5,538	17,859	19,168
Other	3,074	2,728	10,100	9,154

Total net revenue	83,718	90,657	351,445	326,479

Cost of sales:
Products	49,502	48,557	197,605	181,164
Engineering	5,899	5,300	19,963	16,659
Other	1,455	1,292	5,381	5,266
Asset impairment charges	6,182	—	7,361	—

Total cost of sales	63,038	55,149	230,310	203,089

Gross margin	20,680	35,508	121,135	123,390

Operating expenses:
Research and product development	12,232	12,037	51,790	50,470
Selling and marketing	7,642	7,474	29,242	29,168
General and administrative	10,779	11,061	37,837	39,549
Restructuring and asset impairment charges	5,903	65	7,515	3,000

Total operating expenses	36,556	30,637	126,384	122,187

Income (loss) from operations	(15,876)	4,871	(5,249)	1,203

Other (income) expense:
Interest income	(3,068)	(1,874)	(10,223)	(5,243)
Interest expense	25	—	68	2
Equity (gain) loss in unconsolidated affiliates	—	466	787	(283)
Gain on sale of marketable securities	—	—	—	(43,829)
Other	144	265	(14)	(27)

Total other (income) expense	(2,899)	(1,143)	(9,382)	(49,380)

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	(12,977)	6,014	4,133	50,583
Provision (benefit) for income taxes	(4,907)	(224)	(467)	15,924

Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	(8,070)	6,238	4,600	34,659
Income (loss) from discontinued operations (net of income tax provision of $20 and $146 for the three and twelve months ended July 31, 2006, and income tax benefit of $2,290 and $1,515 for the three and twelve months ended July 31, 2005).	(20)	(1,951)	139	(5,797)
Gain (loss) on disposal of discontinued operations (net of income tax benefit of $219 and income tax provision of $8,885 for the three and twelve months ended July 31, 2006)	(433)	—	20,207	—
Cumulative effect of change in accounting principle (net of income tax of $61 for the twelve months ending July 31, 2006)	—	—	120	—

Net income (loss)	$(8,523)	$4,287	$25,066	$28,862

Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.59)	$0.45	$0.34	$2.55
Income (loss) from discontinued operations, net of tax	—	(0.13)	0.01	(0.42)
Gain (loss) on disposal of discontinued operations, net of tax	(0.04)	—	1.47	—
Cumulative effect of change in accounting principle, net of tax	—	—	0.01	—

Net income (loss)	$(0.63)	$0.32	$1.83	$2.13
Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.59)	$0.44	$0.33	$2.54
Income (loss) from discontinued operations, net of tax	—	(0.13)	0.01	(0.42)
Gain (loss) on disposal of discontinued operations, net of tax	(0.04)	—	1.46	—
Cumulative effect of change in accounting principle, net of tax	—	—	0.01	—

Net income (loss)	$(0.63)	$0.31	$1.81	$2.12

Dividends declared per share	$0.10	$0.08	$0.38	$0.32
Shares outstanding:
Basic	13,815	13,624	13,704	13,566
Diluted	13,912	13,711	13,853	13,619

Condensed Consolidated Balance Sheets (in thousands)

	July 31,	July 31,
	2006	2005
	(Audited)	(Audited)
Assets:
Cash, cash equivalents and marketable securities	$258,237	$220,454
Accounts and notes receivable, net	52,112	50,978
Inventories	58,943	64,290
Other current assets	21,543	19,000
Current assets of discontinued operations	—	41,939

Total current assets	390,835	396,661
Property, plant and equipment, net	81,853	79,442
Other assets	15,957	20,602

Total Assets	$488,645	$496,705

Liabilities and Stockholders’ Equity:
Accounts payable	$16,898	$20,359
Accrued liabilities	24,585	20,276
Advance payments and deferred revenue	9,386	14,387
Accrued income taxes	5,011	11,167
Current liabilities of discontinued operations	—	30,445

Total current liabilities	55,880	96,634

Deferred income taxes	840	914

Total long-term liabilities	840	914

Stockholders’ Equity	431,925	399,157

Total Liabilities and Stockholders’ Equity	$488,645	$496,705